Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Paratek Pharmaceuticals, Inc. of our report dated April 1, 2015, on our audits of the consolidated financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report is included in the Annual Report on Form 10-K/A of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm in the caption “Experts.”

/s/ CohnReznick LLP

Vienna, Virginia

October 15, 2015